EXHIBIT 99.1 BIOCRYST PHARMACEUTICALS, INC. 2190 PARKWAY LAKE DRIVE BIRMINGHAM, AL 35244 205-444-4600 205-444-4640 FAX www.biocryst.com

Contacts:
BioCryst Pharmaceuticals, Inc.	Euro RSCG Life NRP
Michael A. Darwin	Sharon Weinstein (Investors)
Chief Financial Officer	(212) 845-4271
(205) 444-4600	Wendy Lau (Media)
(212) 845-4272

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Birmingham, Alabama – October 20, 2003 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the third quarter ended September 30, 2003. The Company reported revenues of $222,000 in the third quarter of 2003, compared to $412,000 in the third quarter of 2002. The net loss for the quarter ended September 30, 2003 was $3,409,000, or $0.19 per share, compared to a net loss of $3,415,000, or $0.19 per share, for the same period last year. As of September 30, 2003, BioCryst had cash, cash equivalents and investments of $27.7 million.

Interest and other income decreased 46.1% to $222,000 in the third quarter of 2003 compared to $412,000 in the third quarter of 2002. This decrease was due to a reduction in cash and a lower interest rate environment in 2003.

Research and development expenses decreased 2.1% to $3,105,000 in the three months ended September 30, 2003 from $3,172,000 in the three months ended September 30, 2002. The decrease is primarily attributed to lower personnel costs due to a smaller staff in 2003, which was partially offset by an increase in the clinical development costs associated with our lead drug candidate, BCX-1777. General and administrative expenses for the three months ended September 30, 2003 decreased 19.7% to $526,000 as compared to $655,000 for the same period in 2002. This decrease is primarily related to our reduced staff in 2003.

Revenues for the nine months ended September 30, 2003 were $796,000, compared to $1,412,000 for the nine months ended September 30, 2002. The net loss for the nine months ended September 30, 2003 was $9,450,000, or $0.53 per share, compared to a net loss of $14,193,000 or $0.80 per share, for the same period last year. The decrease in revenues in the first nine months of 2003 was due to lower interest income as a result of the reduction in cash and a lower interest rate environment in 2003. Research and development expenses decreased 33.8% to $8,559,000 in the nine months ended September 30, 2003 from $12,935,000 in the nine months ended September 30, 2002. The decrease is primarily attributable to reduced clinical trial expenses in 2003 due to the discontinuation in June 2002 of the Phase III development of peramivir. In addition, personnel and other operating costs were lower due to a smaller staff in 2003.

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Page 2 – (212) 845-4272; BioCryst Pharmaceuticals, Inc.

General and administrative expenses for the nine months ended September 30, 2003 decreased 26.5% to $1,687,000 as compared to $2,296,000 for the same period in 2002. This decrease is also primarily related to our reduced staff in 2003 and lower professional fees as compared to 2002 when we implemented a stockholder rights plan. The lower expenses for 2003 also reflect the fact that we had no impairment charges, compared to an impairment of patents charge of $374,000 in the second quarter 2002 that was related to the termination of the peramivir program.

“BioCryst continued to make progress during the third quarter with our clinical development program for our lead product candidate BCX-1777; our preclinical development program with BCX-3607; and our structure-based drug design program focused on hepatitis C polymerase,” said Charles E. Bugg, Chairman and Chief Executive Officer of BioCryst. “Patient enrollment continues in four Phase I clinical trials with BCX-1777 that are in progress at nine U.S. cancer centers, focusing on different types of leukemias, lymphomas and solid tumors. We are now completing the preclinical toxicology studies of our tissue factor inhibitor, BCX-3607, required for an IND filing for treatment of patients with acute unstable angina, and we are continuing to evaluate the novel hepatitis C polymerase inhibitors designed by the BioCryst team during the past six months.”

The company will sponsor a conference call at 10:00 am EDT on Monday, October 20, 2003, which is open to the public. Interested investors can listen to the call live over the Internet from the investor relations website at www.biocryst.com or by dialing 1-800-406-5356, and providing the passcode number 601959.

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes essential for cancer, cardiovascular and autoimmune diseases and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals. Enrollment in four Phase I trials for BioCryst’s lead product candidate, BCX-1777, is underway at nine cancer centers for patients with T-cell malignancies, hematologic malignancies, and other refractory cancers. BioCryst has several new enzyme targets in drug discovery, including tissue factor/factor VIIa and hepatitis C polymerase. For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of BCX-1777, that the results of the clinical trials of BCX-1777 may not be positive, that the preclinical studies of BCX-3607 may not be adequately positive to support an IND filing, that we may not be able to continue future development of BCX-1777, BCX-3607 or any of our other current development programs including tissue factor/factor VIIa and hepatitis C polymerase, that BCX-1777 or our other development programs may never result in future license or royalty payments being received by BioCryst, that BCX-1777 or any of our other product candidates may not receive required regulatory clearances from the FDA, that BioCryst may not be able to expand its product development pipeline, that BioCryst may not have sufficient cash to continue funding the development of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to the Company. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC. FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited) (in thousands, except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Collaborative and other research and
development	$0	$0	$0	$0
Interest income and other	222	412	796	1,412

Total revenues	222	412	796	1,412

Expenses:
Research and development	3,105	3,172	8,559	12,935
General and administrative	526	655	1,687	2,296
Impairment of patents and licenses	0	0	0	374

Total expenses	3,631	3,827	10,246	15,605

Net loss	$(3,409)	$(3,415)	$(9,450)	$(14,193)

Net loss per share	$(0.19)	$(0.19)	$(0.53)	$(0.80)

Weighted average shares outstanding	17,685	17,650	17,671	17,638

Balance Sheet Data (in thousands)

	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Cash, cash equivalents and securities	$27,660	$36,163
Total assets	32,239	41,300
Accumulated deficit	(101,409)	(91,960)
Stockholders’ equity	30,808	40,128

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